Destination Preservation LLC

Destination Preservation is an entertaining TV docuseries exploring Food Preservation, Security, and Sovereignty. Join us as we tell the stories behind our food, delve into American food heritage, rediscover preservation techniques, reconnect with our food sources and honor our culinary traditions.


DESTINATION
PRESERVATION
STOP

Invest

$99 minimum investment

DEADLINE: April 30, 2025

in a month

UNIT PRICE

$1

TOTAL RAISED ON NETCAPITAL

$10,648

TOTAL RAISED THIS ROUND

$10,648

VALUATION THIS ROUND

$1,026,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Our journey began with a profound desire to empower individuals and communities to reclaim control over their food sources.

Our mission resonates deeply with our personal values, as we believe in the transformative power of education and storytelling. Beyond just offering products or services, our brand serves a greater purpose: to ignite a passion for self-sufficiency and resilience.

Through sharing narratives about food preservation, security, and sovereignty, we aim to inspire change and foster a deeper connection with food. We envision our brand making a significant impact by empowering diverse communities across the country to embrace self-sufficiency and create a more resilient food system for generations to come. The series format includes unique personalities, untold stories, and humor to both entertain and educate.





SUCCESS TO DATE

- Established **partnership** and creative teams.
- **Completed production** and post-production of trailer video.
- Fundraising campaign **initiated**.
- Pre-production for **The Pilot (Episode 1)** is planned to commence upon securing funding.
- Pilot episode is planned to immediately be used to seek **distribution opportunities**.


DESTINATION
PRESERVATION







PROBLEM

In a world where food security is increasingly at risk, we believe our company serves as a beacon of hope and empowerment.

The problem of food insecurity is both urgent and complex, affecting millions globally. According to the Food and Agriculture Organization, **1 in 9 people around the world are undernourished, indicating a widespread issue of access to adequate nutrition.** In stark contrast, the USDA reports that 40% of food produced in the U.S. goes to waste. This juxtaposition of hunger and waste highlights a severe imbalance in our food systems.

Additionally, there is a growing disconnect between people and their food sources. Many individuals are increasingly detached from the origins of their meals, leading to a loss of traditional culinary knowledge and heritage. This detachment not only erodes cultural identities but also contributes to unsustainable food practices.

Addressing food insecurity requires a multifaceted approach. It involves not only improving food distribution and reducing waste but also reconnecting people with their food heritage. By preserving and honoring culinary traditions, we can foster a deeper appreciation for food, encourage sustainable practices, and strengthen community bonds.

The gravity of the food insecurity issue demands immediate and comprehensive action.

We must work towards securing our food sources, reducing waste, and reclaiming our collective culinary identity. Only through such concerted efforts can we hope to forge a future where no one goes hungry.

SOLUTION

Our solution to the pressing issue of food security is multifaceted.

Destination Preservation offers simple yet effective solutions to reclaim control over food sources. How we source our food from do-it-yourself urban to rural farming will be explored. How we preserve our food from traditional preservation techniques like canning, fermenting and meat smoking, to modern innovations like freeze drying, vacuum sealing and modified atmospheric packaging will highlight individuals and groups who demonstrate the safeguarding of their food supplies.



Imagine a world where families can confidently preserve seasonal abundance to sustain them through leaner times.

That's the reality we're striving for. Our series not only provides practical guidance but also fosters a sense of connection and resilience. **We aim to evoke emotions of empowerment, nostalgia, and hope as viewers rediscover the lost art of food preservation.**



With each episode, we plan to share heartwarming, and sometimes humorous stories of individuals who have transformed their lives through food preservation.

From urban homesteaders to rural farmers, Destination Preservation demonstrates how food security is an attainable goal.

Our brand aims to forge a deep emotional connection with customers, tapping into their innate desire for security, sustainability, and self-sufficiency. Through authentic storytelling and relatable content, we inspire viewers to take action and become agents of change in their own communities.



BUSINESS MODEL

Our intent is to fund the initial development of Destination Preservation through **crowdfunding and possible product placements**. Additionally, we plan to explore **partnerships and sponsorships** with aligned companies in the sustainable food and living industry.


DESTINATION
PRESERVATION
DESTINATION
PRESERVATION
DP
DESTINATION
PRESERVATION
DP
DESTINATION
PRESERVATION


PRESERVING
with a Purpose
Next-Generation Canning Recipes
& Kitchen Wisdom
SARAH THRUSH
Creator of @peeliesnpetals

Planned Revenue Streams

1. **Initial stage:** Crowdfunding.
2. **Sponsorships:** Partnering with brands for product placements and sponsorships.
3. **Merchandise:** Offering branded merchandise such as host Sarah Thrush's best seller "Preservation with a Purpose", food preservation kits, music, related products and apparel to our viewers.
4. **Licensing:** Licensing our content for distribution on other platforms or for international markets.

Through multi channel revenue streams, we aim to create a sustainable and impactful business model while delivering valuable television content and merchandise to our audience.

"The global food preservatives market size was USD 2.98 billion in 2023 and is expected to grow at a compound annual growth rate (CAGR) of 5.0% from 2024 to 2030."

Grand View Research

MARKET

We believe our docuseries, Destination Preservation, is well-positioned to capitalize on this market opportunity by providing engaging and educational content that resonates with a wide audience.

The growth in the food preservation market is driven by increasing consumer awareness and concerns about food waste, environmental sustainability, and the desire for healthier, locally sourced foods. With more people seeking ways to preserve and enjoy seasonal produce year-round, there is a growing demand for education and resources in this space.

Furthermore, the COVID-19 pandemic has heightened interest in food security and self-sufficiency, leading to a surge in home gardening and food preservation activities, according to the National Gardening Association.

Through our storytelling and practical tips, we aim to empower individuals and communities to embrace food preservation as a means of enhancing food security, sustainability, and self-reliance.

PRESS

Press releases are forthcoming. Currently, we have released teaser trailers for both investors and audiences. Docuseries host, Sarah Thrush, has several press mentions.

Sarah Thrush known by her brand name "PeeliesNPetals," is a best selling author and passionate advocate for canning and preserving food. She shares her extensive knowledge and experience through posts, videos, and recipes, covering topics such as water bath canning, pressure canning, and various food preservation techniques. For more details on her work, including her blog posts on canning and other simpler living tips, you can visit The Weather Channel, Lehman's Blog, Superb Canning University, Newsweek, JKD Literary Authors.

TEAM



Sarah Thrush

Show Host

Sarah Thrush is a prominent influencer, teacher, speaker and author with over 2 million followers in the realms of canning, food preservation, homesteading, gardening, and raising livestock. She is a dedicated educator and a best-selling author in homestead economics, sharing her extensive knowledge and passion for sustainable living with a wide audience.

Sarah Thrush exemplifies our company's vision and values through her deep expertise in sustainable living. Her prominence mirrors our commitment to self-sufficiency and environmental stewardship. Sarah's dedication to teaching and empowering others reflects our core values, making her an essential part of our mission to promote sustainable practices to a broad audience.



Tim Courlas

Director / Director of Photography

Tim Courlas aligns with our company's vision and values through his diverse and extensive experience in video production across various fields such as healthcare, politics, education, manufacturing, sports, and crime. His dedication to storytelling and documentary filmmaking, highlighted by his feature-length film "I've Had My Good Day" about Master Penman Bill Lilly, underscores our commitment to quality, creativity, and impactful narratives. Tim's ability to bring important stories to life through visual media reflects our core values of innovation and excellence in communication, making him an essential contributor to our mission.



Ken McCaw

Producer / Composer

Ken McGraw, a graduate of the Film Scoring program at UCLA, has an extensive background in creating and producing live stage shows and symphony orchestra premieres. With clients like Disney, NASCAR, NHRA, the US Olympic Committee, and Opryland, Ken's expertise spans various high-profile projects. He has invented, manufactured and sold audio and music products to renowned destinations such as Walt Disney World, Universal Studios, and Kennedy Space Center, as well as for top entertainers such as, Dave Matthews Band, Shania Twain, The Rolling Stones, Maroon 5, Lady Gaga and many others. Ken's innovative approach and dedication to excellence align perfectly with our company's vision and values, ensuring top-quality production experiences.



Danny Woods

Director of Photography

Danny Woods, a two-time Emmy Award-winning Director of Photography, has traveled to over 17 countries shooting documentary films. His impressive portfolio includes commercial and documentary film productions for brands such as Ohio State University, Harley Davidson, Cleveland Cavaliers, White Castle, Best in America, Unchained Fashion, Merrell, DSW, Netflix, and Honda. Danny's work with hundreds of major U.S. political candidates showcases his versatility and commitment to storytelling. His dedication to capturing compelling visuals aligns seamlessly with our company's vision and values, emphasizing creativity, excellence, and a global perspective.



Mark Rigsby

Finish Editor

Mark Rigsby brings a wealth of experience as a Director and Editor, with a deep understanding of creative development, technology, scriptwriting, photography, budgeting, and project management. His significant impact in healthcare TV and radio is evidenced by his work with OSU Hospital, Ronald McDonald House, Holzer Health System, and WVU Hospital. Additionally, Mark has contributed his expertise to national brands such as Wendy's, Titleist, Intel, McGraw-Hill, and Barbasol. Mark's comprehensive skill set and dedication to high-quality production resonate with our company's vision and values, fostering innovation and excellence in every project.


DESTINATION
PRESERVATION

In addition to Sarah Thrush, Tim Courlas, and Ken McCaw, the Management Team includes John Miller and Dave Greer.

John Miller (second from left) is the Founder and President of Superb Sealing, a manufacturer of American-made canning jars and lids. He also serves as the President of Superb Industries, which produces engineered components for various sectors.

Dave Greer (fourth from left) is a serial entrepreneur and advisor for startups, co-owning multiple manufacturing businesses. With over 30 years of experience in Business Development, Dave holds a Bachelor of Science in Materials Science and Engineering from The Ohio State University.

INVESTOR INVITATION

Investing in our startup means becoming part of a family dedicated to transforming the entertainment landscape, promoting food security, and creating extraordinary experiences for all.

We are dedicated to revolutionizing the entertainment and production industry through innovation, creativity, and excellence.
Here's why we believe you should join our journey:

- **Positive Impact:** By investing in our startup, you can join us in promoting sustainable practices and preserving food heritage, aligning with those who value a healthier, more equitable future.
- **Creating Memorable Experiences:** Our diverse projects create unforgettable experiences, offering you the joy of bringing these to life. A highlight is various at-home preservation kits, which provide families with engaging and educational bonding activities centered around traditional food preservation methods.
- **Cultural Preservation:** Our commitment to preserving and celebrating cultural food heritage ensures that valuable traditions are not lost. Appreciating the importance of cultural diversity and heritage will help you find a deep emotional connection with our mission to honor and share these rich stories with the world.
- **Collaborative Vision:** Shaping projects and influencing our shared vision of innovation and sustainability.
- **Engagement and Involvement:** Enjoying behind-the-scenes access, updates, and event invitations.
- **Celebrating Success Together:** Sharing in milestones and collective achievements.
- **Making a Difference:** Supporting content that inspires, educates, and entertains while advancing food security and preserving our food heritage.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Salaries for host, production crew, accounting, research, distribution manage, etc	$17,000	6.8%
Equipment Rental	$16,000	6.4%
Equipment Purchases	$22,000	8.8%
Legal and accounting	$15,000	6.0%
Travel and Meals	$15,000	6.0%
Research and Distribution	$15,000	6.0%
Crew	$77,750	31.1%
Editing	$17,000	6.8%
Stock Footage	$3,000	1.2%
Music and audio post	$9,000	3.6%
Trailer Production	$22,000	8.8%
Talent fees	$9,000	3.6%
Intermediary fees	$12,250	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of membership interest units, under registration exemption 4(a)(6), in Destination Preservation LLC. This offering must reach its target of at least $10,000 by its offering deadline of April 30, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,276,000 units
× $1 per unit

$1,276,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 9, 2024
- Form C/A on November 12, 2024
- Form C/A on January 30, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jan 30, 2025	Filed Form C/A
Nov 12, 2024	Filed Form C/A
Aug 22, 2024	I am excited to share that **Destination...
Aug 9, 2024	Primary offering of 250,000 units at $1
Aug 9, 2024	Filed Form C

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